EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Brink’s Company:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 2-64258, 33-2039, 33-21393, 33-53565, 333-78631, 333-70758, 333-70772, 333-146673, 333-152552, 333-133073, 333-158285, and 333-165567) of The Brink’s Company of our reports dated February 25, 2011, with respect to the consolidated balance sheets of The Brink’s Company as of December 31, 2010 and 2009, and the related consolidated statements of income, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 Annual Report on Form 10-K of The Brink’s Company.

Our report on the consolidated financial statements refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards No. 141(R), Business Combinations (included in FASB ASC Topic 805, Business Combinations), effective January 1, 2009. The Brink’s Company acquired Servicio Pan Americano de Proteccion, S.A. de C.V. (“SPP”) on November 17, 2010, and management excluded from its assessment of the effectiveness of The Brink’s Company’s internal control over financial reporting as of December 31, 2010, SPP’s internal control over financial reporting associated with total assets of $220.5 million and total revenues of $51.7 million included in the consolidated financial statements of The Brink’s Company and subsidiaries as of and for the year ended December 31, 2010. Our audit of internal control over financial reporting of The Brink’s Company also excluded an evaluation of the internal control over financial reporting of SPP.

/s/ KPMG LLP

Richmond, Virginia
February 25, 2011